As filed with the Securities and Exchange Commission on June 18, 2018
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

U.S. Xpress Enterprises, Inc.
(Exact name of registrant as specified in its charter)

Nevada	62-1378182
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
4080 Jenkins Road
Chattanooga, Tennessee 37421
(423) 510-3000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

New Mountain Lake Holdings, LLC Restricted Membership Units Plan
U.S. Xpress Enterprises, Inc. 2018 Omnibus Incentive Plan
U.S. Xpress Enterprises, Inc. Employee Stock Purchase Plan
(Full title of the plan)

Leigh Anne Battersby
Corporate General Counsel
U.S. Xpress Enterprises, Inc.
4080 Jenkins Road
Chattanooga, Tennessee 37421
(423) 510-3000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Heidi Hornung-Scherr
Scudder Law Firm, P.C., L.L.O.
411 South 13th St., 2nd Floor
Lincoln, Nebraska 68508
(402) 435-3223

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (7)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, $0.01 per share par value
- To be issued under the U.S. Xpress Enterprises, Inc. 2018 Omnibus Incentive Plan	3,200,000(1)	$16.44 (2)	$52,608,000(2)	$6,550
- To be issued under the U.S. Xpress Enterprises, Inc. Employee Stock Purchase Plan	2,300,000(3)	$13.974 (4)	$32,140,200(4)	$4,002
- Outstanding and originally issued under the New Mountain Lake Holdings, LLC Restricted Membership Units Plan	1,709,165 (5)	$16.44 (2)	$28,098,672.60(2)	$3,499
- To be issued upon conversion of Class B common stock	1,586,666 (6)	$16.44 (2)	$26,084,789.04(2)	$3,248
TOTAL	8,795,831		$138,931,661.64	$17,299

(1)	Represents shares of Class A common stock reserved for issuance under the U.S. Xpress Enterprises, Inc. 2018 Omnibus Incentive Plan (the “2018 Incentive Plan”).

(2)
Calculated solely for purposes of this offering under Rule 457(c) and (h) of the Securities Act of 1933, as amended (the “Securities Act”), on the basis of the average of the high and low selling price per share of the registrant’s Class A common stock on June 15, 2018, as reported by the New York Stock Exchange.

(3)	Represents shares of Class A common stock reserved for issuance under the U.S. Xpress Enterprises, Inc. Employee Stock Purchase Plan (the “ESPP”).

(4)
Calculated solely for the purposes of this offering under Rule 457(h) of the Securities Act on the basis of the average of the high and low selling price per share of the registrant’s Class A common stock on June 15, 2018, as reported by the New York Stock Exchange, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the ESPP.

(5)
Represents (i) 469,896 shares of Class A common stock reserved for issuance upon the vesting of Class A restricted stock units outstanding under the RMUP (as defined below) as of the date of this registration statement, and (ii) 1,239,269 shares of Class A common stock that have been previously issued to the selling stockholders named in this registration statement (the “Selling Stockholders”) pursuant to the Merger (as defined below) in exchange for units previously issued under the RMUP that are available for resale pursuant to the reoffer prospectus below.

(6)
Represents shares of Class A common stock reserved for issuance upon the conversion of Class B common stock that was issued in the Merger in exchange for units originally issued under the RMUP, consisting of (i) 995,558 shares of Class A common stock to be issued upon conversion of  Class B common stock that will be issued upon vesting of 995,558 outstanding Class B restricted stock units of the Company, and (ii)  591,108 shares of Class A common stock to be issued upon conversion of vested Class B common stock held by certain Selling Stockholders identified in the “Selling Stockholder” section of the reoffer prospectus below that are available for resale pursuant to the reoffer prospectus hereunder, in each case because such vested shares of Class B common stock are convertible at any time into shares of Class A common stock at the option of the holder thereof and will immediately convert into shares of Class A common stock upon sale hereunder.

(7)
Pursuant to Rule 416 of the Securities Act, this registration statement shall also cover any additional shares of Class A common stock that become issuable under the 2018 Incentive Plan and ESPP pursuant to this registration statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of Class A common stock.

EXPLANATORY NOTE
This registration statement is filed by U.S. Xpress Enterprises, Inc. (the “Company”) for the purpose of registering (i) 3,200,000 shares of Class A common stock available for issuance under the 2018 Incentive Plan, (ii) 2,300,000 shares of Class A common stock available for issuance under the ESPP, (iii) for purposes of reoffer or resale thereof, 1,830,377 shares of Class A common stock originally issued under the RMUP prior to the Merger (as defined below), including shares of Class B common stock that will convert automatically into shares of Class A common stock upon sale hereunder originally issued to certain current and former directors, officers and other employees of the Company named in this registration statement, and (iv) 1,465,454 shares of Class A common stock relating to restricted stock units originally issued under the RMUP prior to the Merger, including Class B restricted stock units, as upon vesting of such units Class B common stock will be issued and such Class B common stock will be convertible at any time into Class A common stock at the option of the holder thereof and will automatically do so upon sale of such stock.
In connection with the Company’s initial public offering of its Class A common stock, New Mountain Lake Holdings, LLC (“NMLH”), the previous owner of 100% of the issued and outstanding shares of capital stock of the Company, merged with and into the Company, with the Company surviving such merger (the “Merger”). At the effective time of the Merger (i) all issued and outstanding shares of capital stock of the Company were cancelled, (ii) each issued and outstanding Class A Voting Membership Unit of NMLH was converted into 4.6666667 shares of Class B common stock of the Company, (iii) each issued and outstanding Class B Voting Membership Unit of NMLH was converted into 4.6666667 shares of Class A common stock of the Company, (iv) each unvested Restricted Class A Membership Unit of NMLH issued pursuant to the NMLH Restricted Membership Units Plan dated December 1, 2010, as amended (the “RMUP”), was converted into 4.6666667 Class B Restricted Stock Units of the Company pursuant to the RMUP, and (v) each unvested Restricted Class B Membership Unit of NMLH issued pursuant to the RMUP was converted into 4.6666667 Class A Restricted Stock Units of the Company pursuant to the RMUP.
This registration statement contains two parts, Part I and Part II.
The first part, Part I, contains a “reoffer prospectus” prepared in accordance with Part I of Form S-3 (in accordance with Instruction C of the General Instructions to Form S-8). The reoffer prospectus permits reoffers and resales on a continuous or delayed basis of certain of those shares referred to above that constitute “control securities” or “restricted securities,” within the meaning of the Securities Act, by certain of the Company’s stockholders consisting of current and former directors, officers and other employees, previously issued to them pursuant to the RMUP prior to the Merger. In addition, certain information relating to future issuances under the 2018 Incentive Plan and the ESPP is omitted from Part I, as further described below in the next paragraph and under the heading “Item 1. Plan Information.”
Part II contains information required to be set forth in the registration statement pursuant to Part II of Form S-8. Pursuant to the Note to Part I of Form S-8, the 2018 Incentive Plan, the ESPP, and the RMUP information specified by Part I of Form S-8 is not required to be filed with the Securities and Exchange Commission (the “Commission”).
The Company will provide without charge to any person, upon written or oral request of such person, a copy of each document incorporated by reference in Item 3 of Part II of this registration statement (which documents are also incorporated by reference in the reoffer prospectus as set forth in Form S-8), other than exhibits to such documents that are not specifically incorporated by reference, the other documents required to be delivered to eligible employees pursuant to Rule 428(b) under the Securities Act and additional information about the plans.
Part I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information
The documents containing the information in Part I relating to the 2018 Incentive Plan, the ESPP, and the RMUP will be sent or given to participants in the 2018 Incentive Plan, the ESPP, and the RMUP as specified by Rule 428(b)(1) promulgated under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus (the “Section 10(a) Prospectus”) as required by Section 10(a) of the Securities Act in respect of future issuances under the 2018 Incentive Plan, the ESPP, and the RMUP.

Item 2. Registrant Information and Employee Plan Annual Information
Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this registration statement, which are also incorporated by reference in the Section 10(a) Prospectus, other documents required to be delivered to eligible participants pursuant to Rule 428(b), or additional information about the 2018 Incentive Plan, the ESPP, or the RMUP, will be available without charge by contacting the Corporate General Counsel, U.S. Xpress Enterprises, Inc., 4080 Jenkins Road, Chattanooga, Tennessee 37421 or by telephone at (423) 510-3000.

Reoffer Prospectus
1,830,377 Shares

U.S. Xpress Enterprises, Inc.
Class A common stock, Par Value $0.01 Per Share

This reoffer prospectus relates to 1,830,377 shares of Class A common stock (the “Shares”), par value $0.01 per share, of U.S. Xpress Enterprises, Inc., a Nevada corporation (the “Company”), that may be offered from time to time by certain selling stockholders named in this reoffer prospectus (the “Selling Stockholders”). Each of the Selling Stockholders acquired units underlying such Shares pursuant to the RMUP prior to the date of the initial public offering of the Company. Contemporaneously with the Company’s initial public offering of its Class A common stock, New Mountain Lake Holdings, LLC (“NMLH”) was merged with and into the Company, and all vested and unvested membership units issued under the RMUP were converted into shares of our Class A or Class B common stock or Class A or Class B restricted stock units of the Company, as applicable. See the “Reorganization” section contained in this reoffer prospectus below. Upon any sale hereunder, shares of Class B common stock of the Company will convert automatically to an equivalent amount of shares of Class A common stock of the Company.
The Selling Stockholders may sell the Shares directly, or may sell them through brokers or dealers. The Company will not receive any of the proceeds from sales made under this reoffer prospectus. The Company is paying the expenses incurred in registering these Shares, but all selling and other expenses incurred by each of the Selling Stockholders will be borne by that Selling Stockholder.
Our Class A common stock is traded on the New York Stock Exchange under the symbol “USX.” On June 15, 2018, the closing price per share of our Class A common stock on the New York Stock Exchange was $16.62 per share.

Investing in our Class A common shares involves risks. Please see the information described under “Risk Factors” on page 10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this reoffer prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this reoffer prospectus is June 18, 2018

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this reoffer prospectus. You must not rely on any unauthorized information or representations. This reoffer prospectus is an offer to sell only the shares offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this reoffer prospectus is current only as of its date.
Except where the context requires otherwise, in this reoffer prospectus the “Company,” “registrant,” “we,” “us” and “our” refer to U.S. Xpress Enterprises, Inc., a Nevada corporation, together with its consolidated subsidiaries.
In this prospectus, we refer to our Class A common stock, par value $0.01 per share, and our Class B common stock, par value $0.01 per share, as our Class A common stock and our Class B common stock, respectively, and, together, as our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which involve risks and uncertainties. These forward-looking statements are generally identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “continue,” “could,” “design,” “estimate,” “expect,” “forecast,” “foresee,” “goal,” “hope,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “predict,’ “project,” “seek,” “should,” “target,” “will,” “would” and, in each case, their negative or other various or comparable terminology. All statements other than statements of historical facts contained in this prospectus, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements. The forward-looking statements are included throughout this prospectus, including in the sections entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” in the final prospectus filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act on June 15, 2018 and include, among other things, statements relating to:

• our strategy, outlook and growth prospects;

• our operational and financial targets and dividend policy;

• general economic trends and trends in the industry and markets; and

• the competitive environment in which we operate.

These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Important factors that could cause our results to vary from expectations include, but are not limited to:

• any future recessionary economic cycles and downturns in customers’ business cycles or other events that decrease customer demand, particularly in market segments and industries in which we have a significant concentration of customers;

• increased costs and other challenges related to driver recruitment and retention;

• agreements with independent contractors, including those related to equipment financing and fuel reimbursement and the potential impact of more stringent federal leasing regulations;

• independent contractors, whom we contract with to supply one or more tractors and drivers for our use, being deemed to be our employees;

• our ability to maintain profitability and to successfully achieve our business strategies;

• pricing and other competitive pressures;

• potential volatility or decrease in the amount of earnings as a result of increasing collateral requirements of our insurance programs or our retention of high deductibles on our claims exposure, including through our captive insurance company, which is subject to substantial regulation;

• increases in new equipment prices or replacement costs, design changes of new engines, decreases in availability of new equipment and volatility in the used equipment market;

• the absence of financing for new equipment or the failure of equipment investments and upgrades to increase profitability, generate cost savings or match customer demand;

• difficulties in obtaining good and services from our vendors and suppliers;

• potential cybersecurity breaches or failures of our systems, networks and other information technology assets;

• limitations resulting from our existing or future indebtedness;

• any weakening in the credit markets or economy;

• our ability to obtain financing on favorable terms, or at all, and the potential dilution of existing stockholders;

• volatility in the price or availability of fuel;

• the regulatory environment in which we operate, including increased direct and indirect costs of compliance with, or liability for violations of, existing regulations and changes in existing regulations, including those related to the Federal Motor Carrier Safety Administration's Compliance, Safety, Accountability initiative, Department of Transportation safety ratings, hours-of-service and environmental regulations;

• our ability to successfully defend litigation proceedings, including class action lawsuits that have been increasing recently in the industry;

• our ability to retain or replace key personnel and develop a core group of managers;

• a significant reduction in, or termination of, our services by one or more major customers;

• service instability or pricing increases from third-party providers utilized in our Brokerage segment;

• our ability to make and integrate future acquisitions successfully, or at all;

• compliance with international laws, changes in trade policies, renewal of certifications, and other risks associated with our operations in Mexico;

• our ability to protect our brand name or proprietary and other intellectual property rights;

• legislation affecting our relationship with or the classification of our employees or the attempted organization of a labor union by our employees;

• seasonal factors such as harsh weather conditions and holiday shipping patterns that may increase operating costs and decrease revenues and the impact of catastrophic events;

• impairments of goodwill and other intangibles;

• the impact of recent U.S. federal income tax reform;

• the volatility of our stock price, including the inability for stockholders to sell their shares at or above the initial public offering price of the Company's Class A common stock;

• stock price declines if securities or industry analysts do not publish or cease publishing research reports about our business or publish negative reports;

• future sales or the perception of future sales of our Class A common stock could lead to stock price reductions;

• investors will incur immediate and substantial dilution in the initial public offering of the Company's Class A common stock;

• future issuance of stock-based compensation could dilute stockholders’ value and cause the stock price reductions;

• the dual class structure of our common stock has the effect of concentrating voting control with Messrs. Max Fuller and Eric Fuller and Ms. Pate and certain trusts for the benefit of any of them or their family members or certain entities owned by any of them or their family members, which could limit or preclude investors’ ability to influence corporate matters;

• our expectation not to pay any cash dividends;

• our ability to enter a new revolving credit facility and a new term loan credit agreement;

• the increased time and costs associated with operating as a public company;

• our ability to establish and maintain effective internal controls;

• our charter documents or Nevada law may inhibit a takeover; and

• other risks, uncertainties and factors set forth the final prospectus filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act on June 15, 2018, including those set forth under “Risk Factors” therein.

These forward-looking statements reflect our views with respect to future events as of the date of this reoffer prospectus and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this reoffer prospectus and, except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this reoffer prospectus. We anticipate that subsequent events and developments will cause our views to change. You should read this reoffer prospectus and the registration statement of which it forms a part and the documents incorporated by reference into these documents and the documents filed as exhibits hereto and thereto, completely and with the understanding that our actual future results may be materially different from what we expect. Our forward-looking statements do not reflect the potential impact of any future acquisitions, merger, dispositions, joint ventures, investments or other strategic transactions we may undertake. We qualify all of our forward-looking statements by these cautionary statements.

PROSPECTUS SUMMARY

The following summary highlights certain information contained elsewhere in, or incorporated by reference into, this reoffer prospectus and does not contain all of the information that you should consider before investing in our common stock. We urge you to read this entire reoffer prospectus carefully, including the section entitled “Risk Factors” and the consolidated financial statements and related notes and other documents incorporated by reference into this reoffer prospectus, before making an investment decision.

OUR COMPANY

We are the fifth largest asset-based truckload carrier in the United States by revenue, generating over $1.5 billion in total operating revenue in 2017. We provide services primarily throughout the United States, with a focus in the densely populated and economically diverse eastern half of the United States. We offer customers a broad portfolio of services using our own truckload fleet and third-party carriers through our non-asset-based truck brokerage network. As of March 31, 2018, our fleet consisted of approximately 6,800 tractors and approximately 16,000 trailers, including approximately 1,300 tractors provided by independent contractors. All of our tractors have been equipped with electronic logs since 2012, and our systems and network are engineered for compliance with the recent federal electronic log mandate. Our terminal network and information technology infrastructure are established and capable of handling significantly larger volumes without meaningful additional investment.

For much of our history, we focused primarily on scaling our fleet and expanding our service offerings to support sustainable, multi-faceted relationships with customers. More recently, we have focused on our core service offerings and refined our network to focus on shorter, more profitable lanes with more density, which we believe are more attractive to drivers. Over the last three years, we have recruited and developed new executive and operational management teams with significant industry experience and instilled a new culture of professional management. These changes, which are ongoing, helped us to maintain relatively stable profitability during the weak truckload market of 2016 and early 2017 and drive significant improvements to profitability during the strong truckload market beginning in the second half of 2017. This momentum was reflected in our first quarter of 2018, which produced a 300 basis point improvement in our operating ratio, compared to our first quarter of 2017, and a 330 basis point improvement in our Adjusted Operating Ratio (a non-GAAP measure meaning operating expenses, net of fuel surcharge revenue and gain or loss on fuel purchase arrangements, expressed as a percentage of revenue, before fuel surcharge), for the same period. For the definition of Adjusted Operating Ratio and a reconciliation to the most directly comparable GAAP measure, see ‘‘Summary Consolidated Financial Data’’ section of the final prospectus filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act on June 15, 2018.

The truckload market is cyclical and it is currently experiencing increases in volumes and rates, primarily due to tightening driver supply coupled with increasing industrial and retail freight demand. According to FTR Transportation Intelligence, truckload rates (excluding fuel surcharge) in the first quarter of 2018 were 14.4% higher than rates in the first quarter of 2017. We believe the current truckload market presents us with an opportunity to take advantage of rising rates across all of our service offerings, while continuing to benefit from our operational initiatives. We believe our scale, management team and continued roll-out of tactical operational improvements, as well as our mix of over-the-road, dedicated and brokerage services, position us for long-term success in our industry.

We maintain a diverse, long-standing customer base that includes many Fortune 500 companies, including Amazon, Dollar General, Dollar Tree, FedEx, Home Depot, Kroger, Procter & Gamble, Target, Tractor Supply and Walmart. Our customers fall within a broad spectrum of geographies and end markets, including retail, food and beverage, e-commerce and packages, manufacturing and consumer products. No other category comprised more than five percent of the end markets we served at March 31, 2018. Relationships with our top ten customers exceed ten years on average.

We organize our service offerings into two reportable segments, Truckload and Brokerage. The Truckload segment offers asset-based truckload services, including the over-the-road and dedicated contract services described below. Our Brokerage segment is principally engaged in non-asset-based freight brokerage services. We believe many customers seek truckload operators that offer both asset-based and non-asset-based services to help ensure capacity will be available as needed. We believe that each of our service offerings, on a stand-alone revenue basis, would represent one of the largest participants in its respective market.

Below is a brief overview of our service offerings:

______________________
(1)          Based on revenue, before fuel surcharge. Approximately 1% of revenue is attributable to detention and other ancillary services.

Our Transformation

Over the last three years, we have improved our operating performance through the following areas of focus:

• Leadership and Culture.

• We appointed Eric Fuller as President in 2015 and Chief Executive Officer in 2017. Under his leadership, we launched a program to identify and attract talent with deep industry knowledge at the executive and operational management levels, ultimately replacing 61 of our 94 executives and senior managers with a combination of external hires from our peers and internal promotions of high achievers.

• We have reconfigured our daily operations to hold our employees accountable for operational metrics over which they have direct control, and we have designed our incentive compensation plan to reward achievement of those metrics. We believe we have the team and culture in place to execute on our performance and profitability initiatives.

• The results of our new leadership team and operational reconfiguration are ongoing, and we believe the impact has been reflected in our peer comparisons over the last three years.

• Asset Optimization.

• In 2015, we began to redesign our fleet renewal and maintenance programs with the goal of improving reliability, reducing downtime for all tractors and reducing maintenance costs on the older tractors in our fleet. These initiatives, among others, were intended to improve the quality of our assets by purchasing, maintaining and trading our tractors in a manner designed to optimize life cycle costs.

• In addition, in early 2016 we began enhancing our asset utilization by analyzing our consolidated Truckload and Brokerage freight demand using optimization software, allocating the most profitable freight to our Truckload assets and outsourcing the remainder to third-party carriers. With more loads to choose from, we have more options for improving the pricing and miles on our company tractor and trailer assets.

• Focus on Front-line Tactics. Tactical execution is critical to our success. Beginning in early 2017, we started making significant changes to our operational infrastructure in order to focus on and measure our frontline tactical execution. The initiatives below are ongoing, and we believe the early results of our load planning, fleet management and customer service initiatives have begun to be reflected in our operating metrics.

• Load Planning Initiative. During 2017, we shifted from a load planning strategy based on minimizing empty miles to one that maximizes utilization of our drivers’ available hours. We believe the focus on drivers’ hours more effectively utilizes our scarcest resource and improves driver satisfaction. Following this change, miles per seated tractor per week and driver turnover rate both improved.

• Fleet Management Initiative. In October 2017, we initiated a fleet management pilot program on 250 tractors in which our fleet managers emphasize proactive interactions with drivers to anticipate and fix issues such as home time planning and load scheduling. Inbound driver calls declined and driver turnover decreased, resulting in more time for our managers to proactively solve problems, thereby improving our efficiency and utilization. We have seen similar results as we continue to roll out this program to the rest of our fleet, which we expect to complete during 2018.

• Customer Service Initiative. In January 2018, we redesigned our customer service around regional specialists to drive deeper knowledge of specific markets. Under this new structure, experts in managing freight flows in and out of their respective regions become key points of contact with customers and arrange load pickup and delivery to meet available service hours for our drivers. We believe this service model will contribute to improved equipment utilization, driver satisfaction and network balance.

The following chart depicts the cumulative nature of the changes to our business.

We believe the transformation of business practices described above has been instrumental in (i) maintaining a relatively steady Adjusted Operating Ratio during the negative freight markets of 2016 and early 2017 and (ii) contributing to recent improvements in our Adjusted Operating Ratio. The chart below reflects our recent improvement in Adjusted Operating Ratio, which we attribute to the cumulative effect of our operational initiatives, together with an improved freight market. Our Adjusted Operating Ratio improved year-over-year, 330 basis points during the first quarter of 2018.

The chart below also reflects the meaningful narrowing of the gap between our Adjusted Operating Ratio and the average Adjusted Operating Ratio of a group of publicly traded truckload companies. We attribute the narrowing of the gap in substantial part to our ongoing transformation, which has contributed to greater asset productivity of our tractor fleet. For the past two quarters, our increase in average revenue per loaded mile was strong. Notably, we also generated year-over-year increases in average miles per tractor and seated tractor count in the fourth quarter of 2017 and the first quarter of 2018, while most of the truckload companies included in the chart below announced a decrease in similar metrics.

______________________
(1)
The group of publicly traded truckload companies includes Werner Enterprises, Inc., Schneider National, Inc., Swift Transportation Company (prior to 2017, the year of its merger with Knight Transportation, Inc.), Covenant Transportation Group, Inc., USA Truck, Inc., Marten Transport, Ltd., Knight Transportation, Inc. (prior to 2017, the year of its merger with Swift Transportation Company) and Heartland Express, Inc. Adjusted Operating Ratio for these truckload companies is based upon total operating expenses, net of fuel surcharges and excluding gains and losses from fuel purchase arrangements, as a percentage of revenue, excluding fuel surcharge revenue and derived from publicly available information. See the “Non-GAAP Financial Measures” and “Summary Consolidated Financial Data” sections of the final prospectus filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act on June 15, 2018 for a definition of our Adjusted Operating Ratio and a reconciliation of our Adjusted Operating Ratio to the most directly comparable GAAP measure.

We believe this positive momentum and improvement in operating margin demonstrates our ability to increase our profitability as we continue to improve our operations and take advantage of the current favorable truckload market environment.

Truckload Market

The transportation and logistics industry in which we operate is one of the largest industries in the United States, accounting for approximately 3.3% of U.S. gross domestic product (“GDP”) in the fourth quarter of 2017. The U.S. trucking industry sub-segment, including both for-hire carriers and private fleets, generated approximately $720 billion in revenue in 2017 and is forecasted to grow at a compound annual growth rate (“CAGR”) of 5.4% from 2017 to 2023 according to American Trucking Associations, Inc. (the “ATA”). The for-hire truckload sector, in which we most directly compete, generated approximately $330 billion in revenue during 2017. According to the ATA, in 2017, the truckload sector was responsible for handling 70.7% of the freight transported in the United States, representing an industry 53.6 times the size of the domestic intermodal market. The truckload industry included over 520,000 carriers in 2016, with over 97% of all trucking companies operating 20 or fewer tractors. We believe large truckload carriers, like us, have a competitive advantage in meeting the demands of major shippers.

Cyclicality

Our industry is cyclical and subject to changes in supply (available hours of qualified drivers seated in tractors) and demand (truckload freight tendered by shippers). The balance between supply and demand over time is reflected in spot market and contract market data with over-the-road freight being more subject to market cycles and dedicated contract freight being less susceptible to market cycles. The market cycles since the first quarter of 2009 are indicated by the chart below.

FTR Transportation Intelligence Total Truckload Rates Index (Excluding Fuel Surcharge Revenue) Seasonally Adjusted to 100 in Q1-2008 - Q1-2009 to Q1-2018

______________________
Source: FTR Transportation Intelligence

Demand

Demand for freight moves is primarily driven by GDP growth, industrial production and retail demand. There are several data points that demonstrate the current strength of demand for freight, including U.S. GDP growth of 2.3% in the first quarter of 2018, the manufacturing Purchasing Managers’ Index (‘‘PMI’’) registering 57.3 in April 2018, representing the 20th consecutive month of manufacturing expansion, and a year-over-year increase in U.S. retail demand of approximately 4% from 2016 to 2017. We believe certain truckload volumes, including expedited, are also positioned to benefit from secular trends in e-commerce retail, for which retail value is expected to grow at a CAGR of approximately 15% from 2018 to 2022. Similarly, the ATA’s truck tonnage index showed 3.7% year-over-year growth for 2017, the largest annual gain since 2013. The following chart reflects the long-term increase in truck tonnage over time.

ATA Truck Tonnage Index (seasonally adjusted)
Q1-2002 to Q4-2017

______________________
Source ATA, Federal Reserve Bank of St Louis

Supply

Truckload supply consists of seated tractor availability, which is primarily driven by the number of qualified truck drivers working legal hours as determined by hours-of-service regulations. The entire trucking industry is currently seeing a shortage of drivers, primarily the result of low unemployment, retirement of experienced drivers and increased job competition from construction and manufacturing jobs that require less time away from home. In 2017, the ATA estimated a shortfall of 50,000 drivers and projects that the shortage could increase to 174,000 by 2026, limiting truckload carriers’ ability to increase fleet capacity in the future and raising costs. The following chart reflects the long-term decrease of unemployment rate in the U.S. reaching 4.1% in the first quarter of 2018, as per the Bureau of Labor Statistics.

Quarterly Unemployment Rate in the U.S.
Q1-2002 to Q1-2018

_________________________
Source: Bloomberg, Bureau of Labor Statistics

Pressure on truckload supply has been exacerbated by increased regulatory constraints. In particular, in December 2017, a federal safety rule requiring drivers to track their hours behind the wheel with electronic logging devices (“ELD”) became effective. Most of the large truckload carriers, including us, have been using electronic logs for many years and have adapted their freight patterns, driver assignments and pricing to conform to levels of utilization consistent with the ELD mandate, which began to be enforced in April 2018. Many industry observers believe that enforcement of the ELD mandate will reduce the miles driven by certain historically non-compliant carriers, which are predominantly smaller operators. This dynamic is expected to further constrain capacity and encourage a level playing field for carriers that previously offered lower rates to customers and covered their costs and compensated their drivers by operating excessive miles.

Current Environment

The combination of tighter supply and increased demand has contributed to a recent improvement in the pricing environment. We believe the improved pricing environment reflects the impact of economic expansion, low unemployment and the expectation of a more level playing field for driver hours-of-service brought on by enforcement of the ELD mandate.

Corporate Information

Our principal executive offices are located at 4080 Jenkins Road, Chattanooga, TN 37421, and our telephone number at that address is (423) 510-3000. Our website is located at https://www.usxpress.com. The reference to our website is intended to be an inactive textual reference only. Our website and the information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on our website or any such information in making your decision whether to purchase shares of our Class A common stock.

RISK FACTORS

Investing in our Class A common stock involves risks. Before making a decision to invest in our Class A common stock, investors are urged to review the risk factors set forth under the caption “Risk Factors” in the final prospectus filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act on June 15, 2018, in connection with the Company’s registration statement on Form S-1 (File No. 333-224711), as amended, which is incorporated in this reoffer prospectus by reference, and the Company’s other public filings made with the Commission, including those made after the date of this reoffer prospectus.

REORGANIZATION
In connection with the Company’s initial public offering of its Class A common stock, NMLH, the previous owner of 100% of the issued and outstanding shares of capital stock of the Company, merged with and into the Company, with the Company surviving such merger. At the effective time of the Merger (i) all issued and outstanding shares of capital stock of the Company were cancelled, (ii) each issued and outstanding Class A Voting Membership Unit of NMLH was converted into 4.6666667 shares of Class B common stock of the Company, (iii) each issued and outstanding Class B Voting Membership Unit of NMLH was converted into 4.6666667 shares of Class A common stock of the Company, (iv) each unvested Restricted Class A Membership Unit of NMLH issued pursuant to the RMUP was converted into 4.6666667 Class B Restricted Stock Units of the Company pursuant to the RMUP, and (v) each unvested Restricted Class B Membership Unit of NMLH issued pursuant to the RMUP was converted into 4.6666667 Class A Restricted Stock Units of the Company pursuant to the RMUP.

USE OF PROCEEDS

If shares of our Class A common stock are resold by the Selling Stockholders, we will not receive any proceeds from such sale. The shares will be offered for the respective accounts of the Selling Stockholders. See the sections titled “Selling Stockholders” and “Plan of Distribution” below.

DETERMINATION OF OFFERING PRICE

The Selling Stockholders may sell the shares of our Class A common stock issued to them from time to time at prices and at terms prevailing or at prices related to the current market price, or in negotiated transactions.

SELLING STOCKHOLDERS
This reoffer prospectus relates to shares of our Class A common stock which may from time to time be offered and sold by the Selling Stockholders named below who have acquired such shares of common stock in the Merger upon conversion of membership units originally issued under the RMUP. The following table sets forth: (1) the name and relationship to the Company of the Selling Stockholder; (2) the percentage of shares of our Class A common stock each Selling Stockholder beneficially owned as of June 18, 2018; (3) the number of shares of our Class A common stock acquired by each Selling Stockholder in the Merger in exchange for units previously issued pursuant to the RMUP and that are being registered under this registration statement, some or all of which shares may be sold pursuant to this reoffer prospectus; and (4) the number of shares of Class A common stock and the percentage, if 1% or more, of the total Class A common stock outstanding to be beneficially owned by each Selling Stockholder following this offering.
Because the Selling Stockholders may from time to time offer all or some of the shares pursuant to this offering, we cannot estimate the number of the shares that will be held by the Selling Stockholders after completion of the offering. For purposes of the table below, we have assumed that, after completion of the offering, none of the shares covered by this reoffer prospectus as of the date of this reoffer prospectus will be sold by the Selling Stockholders.
As of June 18, 2018, there were 32,807,957 shares of our Class A common stock outstanding and 15,486,560 shares of our Class B common stock outstanding, which is convertible to Class A common stock at any time and automatically converts upon certain transfers.

The inclusion in this table of the individuals named therein shall not be deemed to be an admission that any such individuals are “affiliates” of the Company.
	Percent of Shares of Class A Common Stock Beneficially Owned (1)	Shares of Class A Common Stock Covered by This Reoffer Prospectus (2)
			Shares of Class A Common Stock Beneficially Owned After This Offering
Selling Stockholder and Principal Position(s) with the Company			Number	Percent
Max Fuller, Director and Executive Chairman	20.25% (3)	66,663	8,328,439(3)(5)	20.25(4)
Eric Fuller, Director, President and Chief Executive Officer	11.35% (3)	302,223	4,201,980(3)(6)	11.35(4)
Lisa Pate, Director and Chief Administrative Officer	8.27% (3)	222,222	2,956,141(3)(7)	8.27(4)
Brian Quinn, Vice President and General Manager of International Operations	7.82%	136,892	2,566,425(8)	7.82
Scott Adkins, Director Dedicated Operations	*	6,221	6,221	*
Leigh Anne Battersby, Executive Vice President and Corporate General Counsel	*	46,667	46,667	*
Brian Baubach, Senior Vice President, Corporate Finance	*	39,279	39,279	*
Paul Bowman, Senior Vice President Sales and Marketing	*	40,441	40,441	*
Lori Casteel, Vice President, Corporate Controller	*	23,333	23,333	*
Sara Davis, Vice President National Sales and Marketing	*	7,000	7,000	*
Dave Dulaney, Vice President International Operations	*	37,333	37,333	*
Brian Everhart, Vice President Regional Sales and Marketing	*	7,000	7,000	*
Seth Giddings, Manager Dedicated Regional Operations	*	4,667	4,667	*
Mike Hamill, Senior Vice President Brokerage Operations	*	9,333	9,333	*
Ray Harlin, former Chief Financial Officer	*	326,667	326,667	*
Eric Holcombe, Director Dedicated Operations	*	7,779	7,779	*
Morgan Hopkins, Director Total Rewards	*	3,887	3,887	*
Janice Houser, former Executive Administrative Assistant	*	7,000	7,000	*
James Hudson, Manager Terminal Operations	*	3,108	3,108	*
Clayton Kibler, Vice President Dedicated Operations	*	7,779	7,779	*
Vic Lesage, Director Brokerage Operations	*	7,779	7,779	*
Greg McQuagge, Vice President Safety Security	*	45,108	45,108	*
Mike Morrissey, Vice President Fleet Operations	*	37,333	37,333	*
Eric Peterson, Chief Financial Officer	*	149,996	149,996	*
Steve Phillips, Senior Vice President OTR Operations	*	116,666	116,666	*
Ryan Rogers, former Chief Operating Officer Brokerage Operations	*	46,667	46,667	*
Jeff Seibenhener, Chief Information Officer	*	21,779	21,779	*
John Stomps, Chief Executive Officer - Total Transportation of Mississippi LLC	*	9,333	9,333	*
Lee Thigpen, Vice President Customer Service	*	6,221	6,221	*
Julie Van de Camp, Vice President Pricing	*	6,221	6,221	*
Bob Viso, Vice President Safety and Recuriting - Total Transporation of Mississippi LLC	*	46,667	46,667	*
John White, Chief Sales and Marketing Officer	*	23,333	23,333	*
Michael White, Director of Brokerage Fleet Operations	*	4,667	4,667	*
Lamont Williams, Director Fleet Operations	*	3,113	3,113	*

*	Less than 1% of shares of our Class A common stock outstanding assuming the sale of none of the shares offered under this registration statement.

(1)
As used in this table, a beneficial owner of a security includes any person who, directly or indirectly, through contract, arrangement, understanding or otherwise has or shares (i) the power to vote or direct the voting of such security or (ii) investment power, which includes the power to dispose or to direct the disposition of such security. In addition, a person is deemed to be the beneficial owner of a security, if that person has the right to acquire beneficial ownership of such security within 60 days. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of our Class A or Class B common stock.

(2)	Includes the number of shares of our Class A common stock that each Selling Stockholder acquired in the Merger in exchange for units previously acquired under the RMUP, some or all of which may be sold from time to time under to this reoffer prospectus.

(3)
Reflects shares of our Class B common stock included herein because such shares are convertible at any time into Class A common stock of the Company at the option of the holder and will do so automatically in the event they are sold.

(4)
For purposes of calculating this percentage, the holder’s convertible Class B common stock was included in the Class A common stock outstanding because such Class B common stock is immediately convertible at any time into shares of Class A common stock at the option of the holder thereof and will be converted automatically upon any sale under this reoffer prospectus and upon certain other transfers.

(5)	Includes (i) 8,261,776 Class B shares held by a limited liability company in which Mr. Max Fuller and his wife, Ms. Janice Fuller, are the members and have shared dispositive power and Mr. Max Fuller has sole voting power (the "Max Fuller Limited Liability Company") and (ii) 66,663 Class B shares held directly by Mr. Max Fuller. Excludes additional shares subject to the voting agreement among Messrs. Eric Fuller and Max Fuller and Mses. Pate and Janice Fuller, the wife of Max Fuller (the "Voting Agreement"), over which Mr. Max Fuller and Ms. Janice Fuller may be considered the beneficial owners. Mr. and Ms. Fuller disclaim beneficial ownership of the shares held by the Max Fuller Limited Liability Company except to the extent of their pecuniary interest therein.

(6)	Includes (i) 1,993,269 Class B shares held in trust for the benefit of Mr. Eric Fuller, over which Mr. Eric Fuller serves as the sole trustee and has sole voting and dispositive power, (ii) 1,609,613 Class B shares held in a family limited partnership, in which Mr. Eric Fuller serves as the managing general partner and has sole voting and dispositive power (the "Fuller Family Limited Partnership") and (iii) 599,098 Class B shares held directly by Mr. Eric Fuller. Excludes additional shares subject to the Voting Agreement over which Mr. Eric Fuller may be considered the beneficial owner. Mr. Eric Fuller disclaims beneficial ownership of the shares held by the Fuller Family Limited Partnership except to the extent of his pecuniary interest therein.

(7)	Includes (i) 2,583,914 Class B shares held in trust for the benefit of Ms. Pate, over which Ms. Pate serves as the sole trustee and has sole voting and dispositive power, (ii) 150,005 Class B shares held in a family limited partnership, in which Ms. Pate serves as the managing general partner and has sole voting and dispositive power (the “Quinn Family Partnership”) and (iii) 222,222 Class B shares held directly by Ms. Pate. Excludes additional shares subject to the Voting Agreement over which Ms. Pate may be considered the beneficial owner. Ms. Quinn disclaims beneficial ownership of the shares held by the Quinn Family Partnership except to the extent of her pecuniary interest therein.

(8)	Includes (i) 2,429,533 Class A shares held in trust for the benefit of Mr. Patrick "Brian" Quinn, over which Mr. Quinn serves as the sole trustee and has sole voting and dispositive power and (ii) 136,892 shares held directly by Mr. Quinn.

Unnamed non-affiliates of the Company, each of whom may sell up to the lesser of 1,000 shares of Class A common stock or 1% of the shares of Class A common stock issuable under the RMUP, may use this reoffer prospectus for reoffers and resales.

PLAN OF DISTRIBUTION

The purpose of this reoffer prospectus is to allow the Selling Stockholders to offer for sale and sell all or a portion of their shares acquired in the Merger in exchange for units pursuant to the RMUP. The Selling Stockholders may sell the shares of Class A common stock offered under this reoffer prospectus directly to purchasers or through broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder or the purchasers. These commissions as to any particular broker-dealer or agent may be in excess of those customary in the types of transactions involved. Neither we nor the Selling Stockholders can presently estimate the amount of this compensation.
The Class A common stock offered under this reoffer prospectus may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve block transactions, on the New York Stock Exchange.
The aggregate proceeds to the Selling Stockholders from the sale of the Class A common stock offered by them will be the purchase price of the common stock less discounts and commissions, if any. Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Class A common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.
Our Class A common stock is approved for listing on the New York Stock Exchange.
Selling Stockholders and any broker-dealers or agents that participate in the sale of the common stock may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. If the Selling Stockholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, the Selling Stockholder will be subject to the prospectus delivery requirements of the Securities Act.
Shares to be offered or resold by means of this reoffer prospectus by the Selling Stockholders may not exceed, during any three-month period, the amount specified in Rule 144(e) under the Securities Act. In addition, any securities covered by this reoffer prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 of the Securities Act rather than pursuant to this reoffer prospectus.

EXPERTS

The consolidated financial statements incorporated in this reoffer prospectus by reference to the prospectus dated June 13, 2018 filed by U.S. Xpress Enterprises, Inc. in connection with the registration statement on Form S-1 (File No. 333-224711), as amended, have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Section 78.7502(1) of the Nevada Statutes (meaning the applicable provisions of Chapters 78 and 92A of the Nevada Revised Statutes), a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if such person: (i) is not liable for a breach of fiduciary duties that involved intentional misconduct, fraud or a knowing violation of law; or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 78.7502(2) of the Nevada Statutes further provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including amounts paid in settlement and attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of the action or suit if such person: (i) is not liable for a breach of fiduciary duties that involved intentional misconduct, fraud or a knowing violation of law or (ii) acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

In accordance with Section 78.7502(3) of the Nevada Statutes, our Second Amended and Restated Articles of Incorporation (“Articles of Incorporation”) provide for mandatory indemnification to the extent that a director, officer, employee or agent has been successful on the merits or otherwise in defense of certain specified actions, suits, or proceedings that are substantially similar to those in subsections (1) and (2) of Section 78.7502 of the Nevada Statutes, as described above, or in defense of related claims, issues, or matters, such that we are obligated to indemnify him or her against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with such defense.

Our Articles of Incorporation also provide that we will indemnify any person for certain specified claims that are substantially similar to those in subsections (1) and (2) of Section 78.7502 of the Nevada Statutes, as described above. This indemnity is subject to a case by case determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he or she has met the applicable standard of conduct. The determination is to be made by (i) the stockholders, (ii) our Board of Directors by majority vote of a quorum consisting of directors who were not parties to such act, suit, or proceeding, (iii) if so ordered by such quorum of disinterested directors, by independent legal counsel in a written opinion or (iv) if such quorum of disinterested directors cannot be obtained, by independent legal counsel in a written opinion. Our Board of Directors is also expressly authorized to advance certain expenses incurred by any director, officer, employee or agent in defending a civil or criminal action, suit or proceeding prior to the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of the person to whom expenses are to be advanced, to repay such amount unless it is ultimately determined that he or she is entitled to be indemnified by us. Our Articles of Incorporation also allow us to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent, whether or not we would have the power to indemnify him against liability under the Articles of Incorporation.

Our Articles of Incorporation further provide that the indemnification does not exclude any other rights to which a person seeking indemnification may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. Our Amended and Restated Bylaws (“Bylaws”) provide that we shall indemnify our directors and officers to the maximum extent permitted by the Nevada Statutes. Our Bylaws further provide that indemnification shall be provided unless it is determined by a court of competent jurisdiction that the indemnified party did not act in a manner he or she believed in good faith to be in, or not opposed to, our best interests and, with respect to any criminal action or proceeding, the indemnified party had no reasonable cause to believe his or her conduct was lawful. Finally, our Bylaws provide that expenses shall be advanced to an indemnified party upon written confirmation that he or she has not acted in a manner that would preclude indemnification and an undertaking to return any advances if it is ultimately determined by a court of competent jurisdiction that the party is not entitled to indemnification under the standard set forth in our Bylaws.

The registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (b) to the registrant with respect to payments which may be made by the registrant to such directors and officers pursuant to the indemnification provisions of our Articles of Incorporation and Bylaws or otherwise as a matter of law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We are subject to the informational reporting requirements of the Exchange Act of 1934, as amended (the “Exchange Act”), and are required to file reports, proxy statements and other information with the SEC. All such filings may be read and copied at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at www.sec.gov, from which interested persons can electronically access such filings, including the exhibits and any schedules thereto. A copy of any document incorporated by reference in the registration statement of which this reoffer prospectus forms a part but which is not delivered with this reoffer prospectus will be provided by us without charge to any person to whom this reoffer prospectus has been delivered upon oral or written request to that person. Requests for documents should be directed to U.S. Xpress Enterprises, Inc., Attention: Corporate General Counsel, 4080 Jenkins Road, Chattanooga, Tennessee 37421, (423) 510-3000.

INCORPORATION OF DOCUMENTS BY REFERENCE
The following documents, which have been filed with the Commission by U.S. Xpress Enterprises, Inc., a Nevada corporation (“we,” “our,” “us,” the “registrant,” or the “Company”), pursuant to the Securities Act and the Exchange Act, as applicable, are hereby incorporated by reference in, and shall be deemed to be a part of, this registration statement:

(a)
the Company’s final prospectus filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act on June 15, 2018, in connection with the Company’s registration statement on Form S-1 (File No. 333-224711), as amended; and

(b)
the description of the Company’s Class A common stock contained in the Company’s registration statement on Form S-1 (File No. 333-224711), as amended on May 7, 2018, May 23, 2018, June 4, 2018, and June 11, 2018 including any amendments or reports filed for the purpose of updating such description.

All documents, reports or definitive proxy or information statements subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

1,830,377 Shares

U.S. Xpress Enterprises, Inc.
Class A common stock, Par Value $0.01 Per Share

REOFFER PROSPECTUS

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents, which have been filed with the Commission by the Company pursuant to the Securities Act and the Exchange Act, as applicable, are hereby incorporated by reference in, and shall be deemed to be a part of, this registration statement:

(a)
the Company’s final prospectus filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act on June 15, 2018, in connection with the Company’s registration statement on Form S-1 (File No. 333-224711), as amended; and

(b)
the description of the Company’s Class A common stock contained in the Company’s registration statement on Form S-1 (File No. 333-224711), as amended on May 7, 2018, May 23, 2018, June 4, 2018, and June 11, 2018, including any amendments or reports filed for the purpose of updating such description.

All documents, reports or definitive proxy or information statements subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.

Under Section 78.7502(1) of the Nevada Statutes (meaning the applicable provisions of Chapters 78 and 92A of the Nevada Revised Statutes), a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if such person: (i) is not liable for a breach of fiduciary duties that involved intentional misconduct, fraud or a knowing violation of law; or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 78.7502(2) of the Nevada Statutes further provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including amounts paid in settlement and attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of the action or suit if such person: (i) is not liable for a breach of fiduciary duties that involved intentional misconduct, fraud or a knowing violation of law or (ii) acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

In accordance with Section 78.7502(3) of the Nevada Statutes, our Second Amended and Restated Articles of Incorporation (“Articles of Incorporation”) provide for mandatory indemnification to the extent that a director, officer, employee or agent has been successful on the merits or otherwise in defense of certain specified actions, suits, or proceedings that are substantially similar to those in subsections (1) and (2) of Section 78.7502 of the Nevada Statutes, as described above, or in defense of related claims, issues, or matters, such that we are obligated to indemnify him or her against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with such defense.

Our Articles of Incorporation also provide that we will indemnify any person for certain specified claims that are substantially similar to those in subsections (1) and (2) of Section 78.7502 of the Nevada Statutes, as described above. This indemnity is subject to a case by case determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he or she has met the applicable standard of conduct. The determination is to be made by (i) the stockholders, (ii) our Board of Directors by majority vote of a quorum consisting of directors who were not parties to such act, suit, or proceeding, (iii) if so ordered by such quorum of disinterested directors, by independent legal counsel in a written opinion or (iv) if such quorum of disinterested directors cannot be obtained, by independent legal counsel in a written opinion. Our Board of Directors is also expressly authorized to advance certain expenses incurred by any director, officer, employee or agent in defending a civil or criminal action, suit or proceeding prior to the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of the person to whom expenses are to be advanced, to repay such amount unless it is ultimately determined that he or she is entitled to be indemnified by us. Our Articles of Incorporation also allow us to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent, whether or not we would have the power to indemnify him against liability under the Articles of Incorporation.

Our Articles of Incorporation further provide that the indemnification does not exclude any other rights to which a person seeking indemnification may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. Our Amended and Restated Bylaws (“Bylaws”) provide that we shall indemnify our directors and officers to the maximum extent permitted by the Nevada Statutes. Our Bylaws further provide that indemnification shall be provided unless it is determined by a court of competent jurisdiction that the indemnified party did not act in a manner he or she believed in good faith to be in, or not opposed to, our best interests and, with respect to any criminal action or proceeding, the indemnified party had no reasonable cause to believe his or her conduct was lawful. Finally, our Bylaws provide that expenses shall be advanced to an indemnified party upon written confirmation that he or she has not acted in a manner that would preclude indemnification and an undertaking to return any advances if it is ultimately determined by a court of competent jurisdiction that the party is not entitled to indemnification under the standard set forth in our Bylaws.

The registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (b) to the registrant with respect to payments which may be made by the registrant to such directors and officers pursuant to the indemnification provisions of our Articles of Incorporation and Bylaws or otherwise as a matter of law.

Item 7. Exemption from Registration Claimed.
The shares being reoffered and resold pursuant to the reoffer prospectus included herein were issued in the Merger in exchange for membership interests previously issued pursuant to the RMUP and were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act and/or Rule 701 promulgated thereunder, as transactions by an issuer not involving a public offering. The recipients of securities in each such transaction received the securities as compensation and represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationship with the Company, to information about the Company.

Item 8. Exhibits.

See the attached Exhibit Index, which is incorporated herein by reference.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chattanooga, in the State of Tennessee, on the 18th day of June, 2018.
U.S. XPRESS ENTERPRISES, INC.

By:	/s/ ERIC FULLER
	Name:	Eric Fuller
	Title:	Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Lisa Quinn Pate, Eric Peterson, and Leigh Anne Battersby, and each of them singly, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement (any of which amendments may make such changes and additions to this registration statement as such attorneys-in-fact may deem necessary or appropriate) and to file the same, with all exhibits thereto, and any other documents that may be required in connection therewith, granted unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated below on the dates indicated.

Signature	Title	Date

/s/ ERIC FULLER	Chief Executive Officer, President and Director (principal executive officer)	June 18, 2018
Eric Fuller

/s/ ERIC PETERSON	Chief Financial Officer, Treasurer and Secretary (principal financial officer)	June 18, 2018
Eric Peterson

/s/ JASON GREAR	Chief Accounting Officer (principal accounting officer)	June 18, 2018
Jason Grear

/s/ MAX FULLER	Executive Chairman and Director	June 18, 2018
Max Fuller

/s/ LISA QUINN PATE	Chief Administrative Officer and Director	June 18, 2018
Lisa Quinn Pate

/s/ PHILIP CONNORS	Director	June 18, 2018
Philip Connors

/s/ DENNIS NASH	Director	June 18, 2018
Dennis Nash

/s/ EDWARD BRAMAN	Director	June 18, 2018
Edward Braman

/s/ JOHN RICKEL	Director	June 18, 2018
John Rickel

/s/ JON BEIZER	Director	June 18, 2018
Jon Beizer

EXHIBIT INDEX

4.1
Second Amended and Restated Articles of Incorporation of U.S. Xpress Enterprises, Inc., dated and effective as of June 8, 2018 (incorporated by reference to Exhibit 3.1 filed with the Company’s Registration Statement on Form S-1/A (File No. 333-224711) filed on June 11, 2018).

4.2
Amended and Restated Bylaws of U.S. Xpress Enterprises, Inc., dated and effective as of June 8, 2018 (incorporated by reference to Exhibit 3.2 filed with the Company’s Registration Statement on Form S-1/A (File No. 333-224711) filed on June 11, 2018).

4.3
New Mountain Lake Holdings, LLC Restricted Membership Units Plan, dated as of December 1, 2010 (incorporated by reference to Exhibit 10.35 filed with the Company’s Registration Statement on Form S-1/A (File No. 333-224711) filed on June 11, 2018).

4.4
First Amendment to the New Mountain Lake Holdings, LLC Restricted Membership Units Plan, dated as of June 8, 2018 (incorporated by reference to Exhibit 10.36 filed with the Company’s Registration Statement on Form S-1/A (File No. 333-224711) filed on June 11, 2018).

4.5*	U.S. Xpress Enterprises, Inc. 2018 Omnibus Incentive Plan, dated as of June 8, 2018.

4.6*	U.S. Xpress Enterprises, Inc. Employee Stock Purchase Plan, dated as of June 8, 2018.

5.1*	Opinion of Scudder Law Firm P.C., L.L.O., regarding validity of the shares of Class A common stock registered.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Scudder Law Firm P.C., L.L.O. (incorporated by reference to Exhibit 5.1 hereto).

24.1*	Power of Attorney (included in the signature page to this registration statement).

*	Filed herewith.